  Exhibit 99.1

Sollensys Corp Announces Year-End 2020 Results

Launches High Gross Margin Regional Service Centers

Palm Bay, Fl. - April 1, 2021 Sollensys Corp (OTC: SOLS), the developer of the proprietary Blockchain Archive Server, reported results for its nine-month transition period ended December 31, 2020. On December 29, 2020, the Board of Directors of Sollensys Corp approved the change of Sollensys Corp’s fiscal year end from March 31 to December 31. As required, Sollensys Corp filed a transition report on Form 10-K covering the transition period from March 31, 2020 to December 31, 2020 with the Securities and Exchange Commission.

Financial highlights for Sollensys Corp’s transition period ended December 31, 2020 are as follows:

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The current value of the backlog of Regional Service Center contracts as of December 31, 2020 to be recognized as revenue over a five year period is approximately $2.2 million.

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Revenue amounted to $180,000.

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The gross profit margin on revenue was 83.33%.

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The net loss for the transition period ended December 31, 2020 was $2,828,132 and includes a one-time, non-cash, non-operating charge of $1,900,000 for stock-based compensation expense relating to the issuance of pre-merger preferred stock to Sollensys Corp’s former court-appointed custodian.

Operational achievements in 2020

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Awards

On September 15, 2020, the Blockchain Archive Server product won at TV Worldwide's CyberSecurity Shark Fest. The event was produced live by CyberSecurity TV on the TV Worldwide Network with remote interviewing and judging via a virtual platform. The contest was viewed by a worldwide audience of cyber security professionals seeking improved solutions for data protection. Sollensys Corp also sponsored the event.

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Initial product launch

The Blockchain Archive Server was launched in August 2020. The Blockchain Archive Server protects client data from “ransomware”—malicious software that infects your computer and displays messages demanding a fee to be paid in order for your system to work again. Blockchain technology is a leading-edge tool for data security, providing an added layer of security against data loss due to all types of software specifically designed to disrupt, damage, or gain unauthorized access to a computer system (i.e., malware).

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Regional service center

In December 2020, Sollensys Corp made its second product offering - the Regional Service Center - available on a limited test market basis. The Regional Service Center was added to the standard product line effective January 1, 2021. A Regional Service Center is a single unit system of Blockchain Archive Servers capable of servicing up to 2,580 individual small accounts, and is marketed primarily to existing IT service providers with established accounts. The Regional Service Center offers small businesses the same state of the art technology previously available only to large or very well-funded companies.

In December 2020, Sollensys Corp entered into Regional Service Center contracts representing an aggregate of $2.25 million in potential gross sales over the term of the five year contract.

Don Beavers, Chairman and CEO of Sollensys Corp stated, “We are pleased with our early performance as a public company. We want to thank our shareholders for their continued support. As new clients are utilizing our products and services, we are creating an ongoing revenue stream that we believe will help to support our long-term growth. During 2020, we incurred significant legal and accounting expenses to consummate the share exchange pursuant to which Eagle Lake Laboratories became a wholly owned subsidiary of Sollensys Corp and the business of Eagle Lake Laboratories became the business of Sollensys Corp. We expect those expenses to normalize going forward.”

About Sollensys Corp

Sollensys Corp is a math, science, technology, and engineering solutions company offering products that ensure its clients’ data integrity through collection, storage, and transmission. Our innovative flagship product is the Blockchain Archive Server, a turn-key, off-the-shelf, blockchain solution that works with virtually any hardware and software combinations currently used in commerce, without the need to replace or eliminate any part of the client’s data security that is being utilized. The company recently introduced our second product offering—the Regional Service Center, which offers small businesses the same state of the art technology previously available only to large or very well-funded companies.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate, ”expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements. All forward-looking statements speak only as of the date of this press release. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, objectives, expectations, and intentions reflected in or suggested by the forward-looking statements are reasonable, we can give no assurance that these plans, objectives, expectations, or intentions will be achieved. Forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from historical experience and present expectations or projections. Actual results could differ materially from those in the forward-looking statements and the trading price for our common stock may fluctuate significantly. Forward-looking statements also are affected by the risk factors described in our filings with the U.S. Securities and Exchange Commission. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

CONTACT:
Donald Beavers
Phone: (866) GET-SOLS
Email: info@sollensys.com
866.438.7657
www.sollensys.com